UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2025

Cognex Corporation

(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 650-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2025, Cognex Corporation (the “Company”) promoted Matthew Moschner, formerly a Senior Vice President of the Company, to President and Chief Operating Officer (COO), effective immediately. Mr. Moschner will continue to report to the Company’s Chief Executive Officer, Robert Willett, who also served as President of the Company until Mr. Moschner’s appointment.

In his new role, Mr. Moschner, 38, will oversee global engineering, products, sales and operations. Mr. Moschner joined Cognex in 2017 and has held key roles across product and engineering teams. In 2022, he was promoted to Vice President of ID Products & Platform Engineering to help grow the Company’s barcode reading portfolio, and to lead the Company’s strategic technology and product planning process. In 2023, Mr. Moschner managed the successful integration of Moritex, which was the largest acquisition in the Company’s history, and in 2024, he took on additional responsibilities in Logistics sales and operations as a Senior Vice President. Prior to joining Cognex, Mr. Moschner worked within the industrial technology practice of the Boston Consulting Group (BCG), gaining experience in strategic growth and operational efficiency. Between 2008 and 2011, Mr. Moschner also worked in a variety of business functions for Boeing’s commercial airplane group. Mr. Moschner holds a Bachelor of Science in Electrical Engineering & Economics from Duke University and a Master of Business Administration from Northwestern University’s Kellogg School of Management.

In connection with his promotion, Mr. Moschner will receive an annual base salary of $500,000, and a target bonus of $500,000 with the opportunity to earn 0-250% of this amount based on Company performance and the achievement of individual performance goals. As part of the Company’s annual equity award grants, Mr. Moschner received (i) a stock option grant with an economic value of approximately $830,000 on the grant date pursuant to the Company’s 2023 Stock Option and Incentive Plan (the “2023 Plan”) that will vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the grant date; (ii) a restricted stock unit grant with an economic value of approximately $840,000 on the grant date pursuant to the 2023 Plan that will vest: 20% on the first anniversary of the grant date; 30% on the second anniversary of the grant date; and 50% on the third anniversary of the grant date; and (iii) a performance restricted stock unit grant with an economic value of approximately $830,000 on the grant date pursuant to the 2023 Plan that will vest between 0% and 120% on the third anniversary of the grant date dependent upon the achievement of certain financial targets. As part of Mr. Moschner’s promotion, Mr. Moschner will receive an additional stock option grant with an economic value of approximately $1,000,000 on the grant date pursuant to the 2023 Plan that will vest in two equal installments on the fourth and fifth anniversaries of the grant date. Mr. Moschner also remains eligible for other employee benefits standard to employees of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 19, 2025, in connection with Mr. Moschner’s appointment as President and Chief Operating Officer, the Board of Directors of the Company approved a second amendment and restatement of the Company’s Amended and Restated By-Laws (as so amended and restated, the “Second A&R By-Laws”), effective immediately. The amendments to the Second A&R By-Laws included: (i) amendments to Sections 5.1 and 5.2 to provide that the offices of the Chief Executive Officer and the President of the Company may be held by more than one individual; and (ii) amendments to the first paragraphs of each of Sections 3.1, 3.2, 3.3 and 8.3, the second paragraph of Section 4.3, and Sections 6.1, 9.1 and 9.2, in each case to include references to both the Chief Executive Officer and the President of the Company in each place where a reference to the President formerly appeared. The foregoing description of the Second A&R By-Laws is qualified in its entirety by the full text of the Second A&R By-Laws filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated By-laws of Cognex Corporation, effective February 19, 2025

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: February 20, 2025	By:	/s/ Dennis Fehr
	Name:	Dennis Fehr
	Title:	Senior Vice President of Finance and Chief Financial Officer